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                                  EXHIBIT 10.1


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                                                                   EXHIBIT 10.1

Centura
The Money Managers(R)

August 25, 1998

Mr. Buck A. Mickel
RSI Holdings, Inc.
102 West Marion Street
Shelby, North Carolina 28150

RE:   LOAN COMMITMENT FOR LINE OF CREDIT

Dear Mr. Mickel:

Centura Bank (hereinafter referred to as the "Bank") is pleased to offer you and your Corporation (hereinafter referred to as the "Borrower") this loan commitment. The terms and conditions of this Commitment are as follows:

BORROWER:         RSI Holdings, Inc.

LOAN AMOUNT:      $75,000.00

LOAN FEE:         $250.00 payable at closing.

TYPE OF LOAN:     Revolving Line of Credit

INTEREST RATE: Interest will accrue on the outstanding principal balance of the loan at the Bank's Prime Rate, with changes becoming effective on the day the Prime Rate changes. Interest will be calculated on the basis of actual days lapsed divided by 360 days.

PAYOUT REQUIREMENT: The principal balance on the loan must be reduced to a zero balance for a period of at least 30 consecutive days during the year.

REPAYMENT TERMS: Interest on the outstanding principal balance will be due and payable monthly. At maturity, the twelfth month from the note date, all unpaid principal and all unpaid accrued interest will be due and payable in full.

COLLATERAL: This loan will be unsecured.

GUARANTY: As offered by you and accepted by us, a limited continuing guaranty in the amount of $25,000.00 will be signed by: Buck A. Mickel, Charles C. Mickel and Minor Mickel Shaw.

ASSIGNMENT: Neither this commitment, nor any interest in it may be assigned by the Borrower nor by the Guarantor without the Bank's prior written approval. The terms of this commitment are confidential. The Borrower and the Guarantor agree not to disclose the contents of this loan commitment to any other lender.

LOAN APPLICATION: The issuance of this commitment is based upon the accuracy of your representations and statements, any loan application and all additional information, representations, exhibits and other matters submitted to the Bank for its consideration. The Bank shall have the option to declare this Commitment to be breached if there is a material adverse change in the business or affairs of the Borrower or of the Guarantor.


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EXPIRATION OF COMMITMENT: This commitment will expire on September 18, 1998. If not accepted by the Borrower and by the Guarantor in writing and received by the undersigned by the expiration date, this Commitment expires with no further obligation of the Bank.

LOAN CLOSING DATE: If the loan is not closed within 60 days from the date of your acceptance, the Bank's obligation to fund the loan shall terminate.

LOAN DOCUMENTS: The terms of this commitment are conditioned upon the execution of loan documentation in form and substance acceptable to the Bank's counsel. Should the parties fail to agree on the terms of said documentation, neither party shall have any further obligation to the other and this commitment shall be null and void.

LOAN CLOSING COSTS: Whether or not the loan closes, the Borrower will be responsible and liable for, and shall hold the Bank harmless from, and shall pay, all costs and expenses incurred in conjunction with the loan (pre-and-post-closing) including but not limited to: loan fees, title, hazard and other insurance premiums, surveys, appraisals, brokerage commissions and claims of brokerage, property, documentary stamps and intangible taxes, attorney's fees and recording charges. The Borrower shall reimburse the Bank for all such costs and expenses paid by the Bank.

FINANCIAL INFORMATION OF THE BORROWER AND THE GUARANTOR:
Until the loan is repaid in full, the Borrower and the Guarantor will be obligated on a continuing basis to provide the Bank with such financial information concerning the Borrower and the Guarantor as the Bank may request from time to time.

Within 90 days following the Borrower's fiscal year end, the Borrower will deliver to the Bank its financial statements (to include a balance sheet, income statement and supporting schedules) prepared according to generally accepted accounting principles.

The Guarantor will provide a verified personal financial statement to the Bank when requested by the Bank, but at least annually.

The Borrower and the Guarantor will immediately inform the Bank of any material change in the condition, financial or otherwise, of the Borrower or of the Guarantor and of any actual or threatened litigation which might substantially affect the condition, financial or otherwise, of the Borrower or of the Guarantor.

LOAN PROVISION - YEAR 2000:
As a condition of this commitment, the Borrower represents and warrants (1) that it is aware of the potential problems in computer hardware and software systems relating to time and date coding, commonly referred to as Year 2000 vulnerability, and (2) that it has a plan or program in place under which all of its systems will be designed to be used without loss or reduction of capabilities prior to, during, and after the calendar year 2000, and (3) that the Borrower's management and directors are aware of and have approved the Borrower's plan. Closing of the loan under this commitment is conditioned upon
(1) a satisfactory evaluation by the Bank of the Borrower's Year 2000 compliance plan, (2) evidence of satisfactory progress toward timely completion of that plan, (3) proof to the Bank's satisfaction that the Borrower's systems will be Year 2000 compliant prior to January 1, 2000, and (4) receipt by the Bank of such additional representations, warranties and documentation as the Bank may deem necessary to ensure that the Borrower's systems will be and remain Year 2000 compliant. In the event the Bank agrees to close the loan before the Borrower is fully Year 2000 compliant, the


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Borrower shall continue satisfactory progress toward full compliance. At any time during the term of the loan, if the Borrower fails to maintain progress toward full Year 2000 compliance in a manner and on a schedule satisfactory to the Bank, in its sole discretion, the Bank may declare the loan to be in default and require the immediate payment of the outstanding principal, interest and other amounts due.

OTHER CONDITIONS: While we intend to conform to our customary requirements for this type of loan, this loan commitment letter is not intended to include all of the requirements for the loan. We reserve the right to require additional information, documentation, and the satisfaction of conditions we consider appropriate or required to consummate the loan transaction.

If the terms and conditions outlined in this letter are acceptable, please evidence your acceptance by signing and returning the original copy of this letter to me. Unless I receive your written acceptance within the time specified in this letter, your application and our loan approval will be considered withdrawn.

I appreciate the opportunity to extend this lending commitment to you and I hope you will permit me to assist you in satisfying your other financial goals. I look forward to working with you in connection with this loan transaction and please feel free to give me a call should you have any questions concerning this loan commitment. My direct line is 704-480-5216.

Sincerely,

/s/ Phil Blanton

Phil Blanton
Financial Services Officer

ACCEPTANCE OF LOAN COMMITMENT:
Each of the undersigned hereby accepts the Loan Commitment set forth above, subject to the terms and conditions set forth therein of, this 25th day of August, 1998.

CORPORATE BORROWER

By:  /s/ Buck A. Mickel, President

(CORPORATE    SEAL)

Attest by: /s/ Joe F. Ogburn

            Asst. Secretary

INDIVIDUAL GUARANTOR:


/s/ Buck A. Mickel

/s/ Charles C. Mickel

/s/ Minor Mickel Shaw